Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter 2020 Financial Results and Increases Quarterly Cash Dividend to $0.30 per Share

Fourth Quarter 2020 Summary

•Net income of $67.1 million, or $0.71 per diluted share
•Return on average assets of 1.34%, return on average equity of 9.91%, and return on average tangible common equity of 16.32%
•Net interest margin of 3.61% and core net interest margin of 3.32%
•Cost of deposits of 0.14% in the fourth quarter compared with 0.20% in the prior quarter
•Noninterest bearing deposits represent 37% of total deposits
•Nonperforming assets represent 0.15% of total assets
•Total loan delinquency of 0.10% compared with 0.22% in the prior quarter
•Increased common equity quarterly dividend by $0.02 to $0.30 per share
•Approved a new $150 million share repurchase program in January 2021

Irvine, Calif., January 26, 2021 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2020 of $67.1 million, or $0.71 per diluted share, compared with net income of $66.6 million, or $0.70 per diluted share, for the third quarter of 2020 and net income of $41.1 million, or $0.69 per diluted share, for the fourth quarter of 2019.

For the three months ended December 31, 2020, the Company’s return on average assets (“ROAA”) was 1.34%, return on average equity (“ROAE”) was 9.91%, and return on average tangible common equity (“ROATCE”) was 16.32%, compared to 1.31%, 9.90%, and 16.44%, respectively, for the third quarter of 2020 and 1.42%, 8.20%, and 15.89%, respectively, for the fourth quarter of 2019. Total assets as of December 31, 2020 were $19.7 billion compared to $19.8 billion at September 30, 2020 and $11.8 billion at December 31, 2019. A reconciliation of the non–U.S. generally accepted accounting principles (“GAAP”) measure of ROATCE to the GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President, and Chief Executive Officer of the Company, commented, “We delivered a strong quarter to end 2020 that reflects our improved earnings power and overall operational strength. Despite the low interest rate environment and the uncertainty around the pandemic, we generated a return on average assets and average tangible common equity, exclusive of merger-related expenses, of 1.41% and 17.2%, respectively.

“Having completed the Opus integration in early October, we were able to increase our focus on business development throughout the remainder of the fourth quarter. As a result, we ended the year with a strong loan pipeline as our teams are attracting larger, more sophisticated clients. During the fourth quarter, our new loan commitments were up substantially from the prior quarter, although elevated payoffs and strategic loan sales reduced our loan balances at quarter end.

“Our strong earnings continue to enhance our capital levels, and we remain committed to a disciplined, prudent capital management strategy. We recently adopted a new stock repurchase program, increasing the size over the program previously adopted in late 2019. We also announced today that we increased our common stock dividend to $0.30 per share, from $0.28 per share in the prior quarter. Since initiating our dividend program two years ago, we have steadily increased the amount of capital we are returning to shareholders, which has positively influenced total shareholder returns.

“As we begin 2021, we are well-positioned to manage through the impact of the ongoing pandemic and capitalize on the economic recovery. We expect increasing levels of organic growth in our various markets, and we will continue to pursue strategic growth opportunities that can expand and enhance our franchise. Over the past several years we have made investments in talent and technology to create a robust, highly scalable platform to generate profitable growth, and we are confident in our ability to execute and deliver for our shareholders in the years ahead.”

Mr. Gardner concluded, "I want to thank all of the Pacific Premier team members for their strong commitment to our clients, our communities, and each other. Their incredible resiliency and talents are what drive our results.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Financial Highlights	(Dollars in thousands, except per share data)
Net income	$67,136	$66,566	$41,098
Diluted earnings per share	0.71	0.70	0.69
Common equity dividend per share	0.28	0.25	0.22
Return on average assets	1.34%	1.31%	1.42%
Return on average equity	9.91	9.90	8.20
Return on average tangible common equity (1)	16.32	16.44	15.89
Pre-provision net revenue on average assets (1)	1.92	1.92	1.95
Net interest margin	3.61	3.54	4.33
Core net interest margin (1)	3.32	3.23	4.10
Cost of deposits	0.14	0.20	0.58
Efficiency ratio (2)	48.5	47.4	51.9
Noninterest expense (excluding merger-related expense) as a percent of average assets (1)	1.89	1.88	2.29
Total assets	$19,736,544	$19,844,240	$11,776,012
Total deposits	16,214,177	16,330,807	8,898,509
Loans to deposit ratio	82%	82%	98%
Non-maturity deposits as a percent of total deposits	90	89	88
Book value per share	$29.07	$28.48	$33.82
Tangible book value per share (1)	18.65	18.01	18.84
Total risk-based capital ratio (3)	16.31%	16.11%	13.81%
______________________________
(1) A reconciliation of the non-GAAP measures of return on average tangible common equity, pre-provision net revenue on average assets, core net interest margin, noninterest expense (excluding merger-related expense) as a percent of average assets, and tangible book value per share to the GAAP measures of net income, common stockholders' equity, and book value are set forth at the end of this press release.
(2) Represents the ratio of noninterest expense less other real estate owned operations, amortization of intangible assets, and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gain/(loss) on sale of securities, gain/(loss) from other real estate owned, and gain/(loss) from debt extinguishment.
(3) The Company's total risk-based capital ratio as of September 30, 2020 reflects the reclassification of $502.6 million of cash and due from banks as of September 30, 2020 to interest-bearing deposits with financial institutions as of that same date. This reclassification resulted in an increase in the ratio as of September 30, 2020 from what was previously reported.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $168.2 million in the fourth quarter of 2020, an increase of $1.7 million from the third quarter of 2020. The increase in net interest income was driven by higher average investment securities, higher loan related fees, and lower rates paid on deposits, partially offset by the impact of lower average loans and yields.

Net interest margin for the fourth quarter of 2020 was 3.61%, compared with 3.54% for the third quarter of 2020. Our core net interest margin, which excludes the impact of loan accretion, certificates of deposit mark-to-market amortization, and other one-time adjustments, increased 9 basis points to 3.32%, compared to 3.23% in the prior quarter. The increase was a result of higher loan related fees driven by elevated prepayments and lower cost of funds driven by lower rates paid on deposits, partially offset by the decrease attributable to the shift in interest-earning asset mix and lower loan yields.

Net interest income for the fourth quarter of 2020 increased $55.3 million, compared to the fourth quarter of 2019. The increase was primarily attributable to an increase in average interest-earning assets of $8.17 billion, which primarily resulted from the acquisition of Opus Bank (“Opus”) in the second quarter of 2020 and organic loan growth, as well as a higher average investment securities and a lower cost of funds, partially offset by lower average loan and investment yields, and higher average deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(Dollars in thousands)
Cash and cash equivalents	$1,239,035	$286	0.09%	$1,388,897	$305	0.09%	$201,161	$283	0.56%
Investment securities	3,964,592	17,039	1.72	3,283,840	14,231	1.73	1,445,158	10,210	2.83
Loans receivable, net (1) (2)	13,315,810	163,499	4.88	14,034,868	167,455	4.75	8,700,690	119,353	5.44
Total interest-earning assets	$18,519,437	$180,824	3.88	$18,707,605	$181,991	3.87	$10,347,009	$129,846	4.98

Liabilities
Interest-bearing deposits	$10,384,229	$5,685	0.22	$10,703,431	$8,509	0.32	$5,216,658	$13,144	1.00
Borrowings	539,021	6,941	5.12	542,437	6,936	5.09	368,583	3,783	4.07
Total interest-bearing liabilities	$10,923,250	$12,626	0.46	$11,245,868	$15,445	0.55	$5,585,241	$16,927	1.20
Noninterest-bearing deposits	$6,125,171			$5,877,619			$3,814,809
Net interest income		$168,198			$166,546			$112,919
Net interest margin (3)			3.61			3.54			4.33
Cost of deposits			0.14			0.20			0.58
Cost of funds (4)			0.29			0.36			0.71
Ratio of interest-earning assets to interest-bearing liabilities			169.54			166.35			185.26
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $11.0 million, $12.2 million, and $5.8 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

Provision for credit losses for the fourth quarter of 2020 was $1.5 million, a decrease of $2.7 million from the third quarter of 2020 and a decrease of $780,000 from the fourth quarter of 2019. The current quarter provision for credit losses included an $8.1 million recapture of the provision for loan losses, partially offset by a $9.6 million provision for unfunded commitments. The $8.1 million recapture of the provision for loan losses was primarily attributable to lower loans held for investment and favorable changes in asset quality and loan mix. The $9.6 million provision for unfunded commitments was primarily due to an increase in outstanding unfunded commitments in the commercial and industrial loan segment.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Provision for Credit Losses	(Dollars in thousands)
Provision for loan losses	$(8,079)	$4,702	$3,016
Provision for unfunded commitments	9,596	(492)	(666)
Provision for sold loans	—	—	(53)
Total provision for credit losses	$1,517	$4,210	$2,297

Noninterest income

Noninterest income for the fourth quarter of 2020 was $23.2 million, a decrease of $3.6 million from the third quarter of 2020. The decrease was primarily due to a $9.2 million decrease in net gain from sales of loans in the third quarter of 2020, partially offset by a $3.9 million increase in net gain from sales of investment securities. In addition, other income increased $1.1 million related to equity investment income and a $212,000 increase in recoveries of pre-acquisition charged-off loans. Also, service charges on deposit accounts increased $412,000 and trust custodial account fees increased $336,000 from the prior quarter.

During the fourth quarter of 2020, the Bank sold $2.1 million of SBA loans for a net gain of $154,000, compared with $1.16 billion of SBA PPP loans sold for a net gain of $19.0 million in the third quarter of 2020. The fourth quarter of 2020 also included the sale of $59.2 million of other loans for a net gain of $174,000, compared to sales of $96.2 million of other loans for a net loss of $9.4 million during the third quarter of 2020.

During the fourth quarter of 2020, the Bank sold $202.6 million of investment securities for a net gain of $5.0 million, compared to the sales of $211.4 million of investment securities for a net gain of $1.1 million in the prior quarter.

Noninterest income for the fourth quarter of 2020 increased $13.4 million, compared to the fourth quarter of 2019. The increase was primarily due to the addition of $7.3 million of custodial account fees from Pacific Premier Trust, a $1.4 million increase in earnings on bank-owned life insurance (“BOLI”), primarily due to additional BOLI from Opus, an increase in net gain from sales of investment securities of $1.3 million, and a $3.7 million increase in other income, primarily due to a $1.5 million increase in equity investment income as well as a $1.3 million increase in escrow and exchange fee income.

    The decrease in net gain from sales of loans for the fourth quarter of 2020 compared to the same period last year was primarily due to the sale of $2.1 million of SBA loans for a net gain of $154,000 and the sale of $59.2 million of other loans for a net gain of $174,000 during the fourth quarter of 2020, compared to the sale of $23.7 million of SBA loans for a net gain of $2.1 million and the sale of $8.4 million of other loans for a net loss of $418,000 during the fourth quarter of 2019.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands)
NONINTEREST INCOME
Loan servicing income	$633	$481	$487
Service charges on deposit accounts	2,005	1,593	1,558
Other service fee income	459	487	359
Debit card interchange fee income	777	944	367
Earnings on BOLI	2,240	2,270	864
Net gain from sales of loans	328	9,542	1,698
Net gain from sales of investment securities	5,002	1,141	3,671
Trust custodial account fees	7,296	6,960	—
Other income	4,454	3,340	797
Total noninterest income	$23,194	$26,758	$9,801

Noninterest Expense

Noninterest expense totaled $99.9 million for the fourth quarter of 2020, an increase of $1.4 million compared to the third quarter of 2020, primarily due to the increase of $2.1 million in merger-related expense related to the Opus acquisition. Excluding merger-related expense, noninterest expense totaled $94.9 million, a decrease of $723,000, compared to the third quarter of 2020, driven by a $1.2 million decrease in other expense, an $803,000 decrease in legal and professional services expense, and a $793,000 decrease in data processing. These decreases were partially offset by a net $1.0 million increase in compensation as a result of a Company-wide employee appreciation bonus in the aggregate amount of $2.4 million related to the COVID-19 pandemic and higher accrued incentive compensation of $472,000, partially offset by higher loan origination deferred costs of $1.7 million, and an $895,000 increase in premises and occupancy expense due, in part, to ongoing COVID-19 pandemic-related maintenance expenses.

Noninterest expense increased by $33.7 million, compared to the fourth quarter of 2019. The increase was primarily due to a $5.1 million increase in merger-related expense related to the Opus acquisition, a $15.6 million increase in compensation and benefits, a $5.2 million increase in premises and occupancy expense, a $2.0 million increase in FDIC insurance premiums, a $1.1 million increase in office expense, and a $1.0 million increase in legal and professional services expense, predominately as a result of the additional operations, personnel, branches, and divisions retained with the acquisition of Opus.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands)
NONINTEREST EXPENSE
Compensation and benefits	$52,044	$51,021	$36,409
Premises and occupancy	13,268	12,373	8,113
Data processing	5,990	6,783	3,241
Other real estate owned operations, net	(5)	(17)	31
FDIC insurance premiums	1,213	1,145	(766)
Legal and professional services	4,305	5,108	3,268
Marketing expense	1,442	1,718	1,713
Office expense	2,191	2,389	1,105
Loan expense	1,084	802	1,064
Deposit expense	5,026	4,728	4,537
Merger-related expense	5,071	2,988	—
Amortization of intangible assets	4,505	4,538	4,247
Other expense	3,805	5,003	3,254
Total noninterest expense	$99,939	$98,579	$66,216

Income Tax

For the fourth quarter of 2020, our effective tax rate was 25.4%, compared to 26.5% for the third quarter of 2020 and 24.2% for the fourth quarter of 2019. The decrease in the effective tax rate from the prior quarter was primarily due to the increase in tax-exempt municipal interest recognized in the fourth quarter.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $13.24 billion at December 31, 2020, a decrease of $214.4 million from September 30, 2020, and an increase of $4.51 billion from December 31, 2019. The decrease from September 30, 2020 was driven primarily by higher loan prepayments and payoffs, partially offset by higher funded loans.

During the fourth quarter of 2020, the Bank generated $911.3 million of loan commitments and funded $712.5 million of loans, compared with $360.0 million in loan commitments and $280.8 million in funded loans for the third quarter of 2020, and $556.3 million of loan commitments and $419.9 million in funded loans for the fourth quarter of 2019. The year-over-year increase in loans funded was primarily due to expansion in our multifamily loan segment. Business lines of credit utilization rates increased to 36.2% at the end of the fourth quarter of 2020, compared with 33.9% at the end of the third quarter of 2020, but decreased from 44.3% at the end of the fourth quarter of 2019.

The increase in loans held for investment from December 31, 2019 was primarily due to the acquisition of Opus, which added $5.94 billion in gross loans, or $5.81 billion of loans held for investment after purchase accounting adjustments, at the time of acquisition.

At December 31, 2020, the ratio of loans held for investment to total deposits was 81.6%, compared with 82.4% and 98.0% at September 30, 2020 and December 31, 2019, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,675,085	$2,707,930	$2,070,141
Multifamily	5,171,356	5,142,069	1,575,726
Construction and land	321,993	337,872	438,786
SBA secured by real estate (1)	57,331	57,610	68,431
Total investor loans secured by real estate	8,225,765	8,245,481	4,153,084
Business loans secured by real estate (2)
CRE owner-occupied	2,114,050	2,119,788	1,846,554
Franchise real estate secured	347,932	359,329	353,240
SBA secured by real estate (3)	79,595	84,126	88,381
Total business loans secured by real estate	2,541,577	2,563,243	2,288,175
Commercial loans (4)
Commercial and industrial	1,768,834	1,820,995	1,393,270
Franchise non-real estate secured	444,797	515,980	564,357
SBA non-real estate secured	15,957	16,748	17,426
Total commercial loans	2,229,588	2,353,723	1,975,053
Retail loans
Single family residential (5)	232,574	243,359	255,024
Consumer	6,929	45,034	50,975
Total retail loans	239,503	288,393	305,999
Gross loans held for investment (6)	13,236,433	13,450,840	8,722,311
Allowance for credit losses for loans held for investment (7)	(268,018)	(282,503)	(35,698)
Loans held for investment, net	$12,968,415	$13,168,337	$8,686,613

Loans held for sale, at lower of cost or fair value	$601	$1,032	$1,672
_________________________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $113.8 million, $126.3 million, and $40.7 million as of December 31, 2020, September 30, 2020, and December 31, 2019, respectively.
(7) The allowance for credit losses as of December 31, 2019 was accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

The total end of period weighted average interest rate on loans, excluding fees and discounts, at December 31, 2020 was 4.27%, compared with 4.34% at September 30, 2020 and 4.91% at December 31, 2019. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on loan originations as well as repricing of portfolio loan yields as a result of the Federal Reserve Board's federal funds rate decrease in March 2020.

The following table presents the composition of new organic loan commitments originated during the quarters indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$80,298	$40,518	$94,791
Multifamily	398,651	182,575	69,653
Construction and land	60,336	37,087	53,166
SBA secured by real estate (1)	—	—	1,635
Total investor loans secured by real estate	539,285	260,180	219,245
Business loans secured by real estate (2)
CRE owner-occupied	96,779	30,594	117,022
Franchise real estate secured	27,162	—	12,257
SBA secured by real estate (3)	1,999	799	5,935
Total business loans secured by real estate	125,940	31,393	135,214
Commercial loans (4)
Commercial and industrial	228,076	56,959	145,092
Franchise non-real estate secured	8,005	9,665	44,185
SBA non-real estate secured	283	—	2,629
Total commercial loans	236,364	66,624	191,906
Retail loans
Single family residential (5)	8,888	—	8,457
Consumer	786	1,825	1,439
Total retail loans	9,674	1,825	9,896
Total loan commitments	$911,263	$360,022	$556,261
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on our new loan production was 3.55% in the fourth quarter of 2020, compared to 3.61% in the third quarter of 2020 and 4.77% in the fourth quarter of 2019.

Allowance for Credit Losses

Effective January 1, 2020, the Company adopted the new CECL accounting standard, which replaces the incurred loss methodology. At December 31, 2020, our allowance for credit losses (“ACL”) on loans held for investment was $268.0 million, a decrease of $14.5 million from September 30, 2020 and an increase of $232.3 million from December 31, 2019, and continues to reflect the impact of the COVID-19 pandemic and resulting uncertainty in the macroeconomic environment. The decrease from September 30, 2020 was driven principally by lower loans held for investment as well as changes in loan mix at December 31, 2020. The increase from December 31, 2019 was primarily due to the cumulative-effect Day 1 adjustment of $55.7 million from the adoption of the CECL model, the Day 1 provision of $75.9 million for non-purchased credit deteriorated (“PCD”) loans from the Opus acquisition, and an initial ACL of $21.2 million with respect to PCD loans from the acquisition, as well as the provision for loan losses of $96.4 million primarily due to the unfavorable changes in economic forecasts employed in the Company's CECL model related to the COVID-19 pandemic during 2020.

During the fourth quarter of 2020, the Company incurred $6.4 million of net charge-offs, compared to $4.5 million and $2.3 million during the third quarter of 2020 and the fourth quarter of 2019, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended December 31, 2020
	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner occupied	$54,105	$(8)	$44	$(4,965)	$49,176
Multifamily	67,336	—	—	(4,802)	62,534
Construction and land	15,557	(162)	—	(2,960)	12,435
SBA secured by real estate (1)	5,327	(6)	—	(162)	5,159
Business loans secured by real estate (2)
CRE owner-occupied	48,666	—	15	1,836	50,517
Franchise real estate secured	11,988	(932)	—	395	11,451
SBA secured by real estate (3)	6,160	(23)	—	430	6,567
Commercial loans (4)
Commercial and industrial	47,914	(1,678)	1,781	(1,053)	46,964
Franchise non-real estate secured	20,149	(5,297)	—	5,673	20,525
SBA non-real estate secured	951	(97)	1	140	995
Retail loans
Single family residential (5)	1,243	(44)	—	5	1,204
Consumer loans	3,107	(2)	2	(2,616)	491
Totals	$282,503	$(8,249)	$1,843	$(8,079)	$268,018
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for loan losses to total loans held for investment at December 31, 2020 was 2.02%, compared to 2.10% and 0.41% at September 30, 2020 and December 31, 2019, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value discount on loans acquired through bank acquisitions was $113.8 million, or 0.85% of total loans held for investment, as of December 31, 2020, compared to $126.3 million, or 0.93% of total loans held for investment, as of September 30, 2020, and $40.7 million, or 0.46% of total loans held for investment, as of December 31, 2019.

Asset Quality

Nonperforming assets totaled $29.2 million, or 0.15% of total assets, at December 31, 2020, an increase of $1.7 million from September 30, 2020 and an increase of $20.2 million from December 31, 2019. During the fourth quarter of 2020, nonperforming loans increased $2.0 million from September 30, 2020 to $29.2 million and other real estate owned decreased $334,000 from September 30, 2020 to zero resulting from the sale of other real estate owned property. Loan delinquencies decreased to $13.3 million, or 0.10% of loans held for investment, compared to $29.4 million, or 0.22% of loans held for investment, at September 30, 2020, and $19.1 million, or 0.22% of loans held for investment, at December 31, 2019.

Classified loans totaled $128.3 million, or 0.97% of loans held for investment, at December 31, 2020, compared to $136.7 million, or 1.02% of loans held for investment, at September 30, 2020, and $45.4 million, or 0.52% of loans held for investment, at December 31, 2019. The decrease in classified loans from September 30, 2020 was driven, in part, by the sale of substandard loans totaling $20.1 million, as well as the net changes in risk ratings during the quarter. The year-over-year increase was driven, in part, by the migration to the substandard risk grade of approximately $57.4 million of loans subject to temporary loan modifications as of December 31, 2020, the addition of classified loans from the Opus acquisition in the second quarter of 2020, as well as the net changes in risk rating during fiscal 2020.

Interest typically is not accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. There were no loans 90 days or more past due and still accruing interest at December 31, 2020. There were no troubled debt restructured loans at December 31, 2020 and September 30, 2020, and $3.0 million troubled debt restructured loans at December 31, 2019.

At December 31, 2020, 52 loans totaling $79.5 million, or 0.60% of loans held for investment, remain within their modification period due to the COVID-19 pandemic hardship under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), of which $20.2 million of loans has migrated to the substandard risk grade. As of December 31, 2020, no loans were in-process for potential modification. At September 30, 2020, the Company’s loan portfolio included 54 loans totaling $118.3 million, or 0.88% of loans held for investment, that were modified due to the COVID-19 pandemic as well as $119.4 million of loans in-process for potential modification.

	December 31,	September 30,	December 31,
	2020	2020	2019
Asset Quality	(Dollars in thousands)
Nonperforming loans	$29,209	$27,214	$8,527
Other real estate owned	—	334	441
Other assets owned	—	—	—
Nonperforming assets	$29,209	$27,548	$8,968

Total classified assets (1)	$128,332	$137,042	$45,387
Allowance for credit losses	268,018	282,503	35,698
Allowance for credit losses as a percent of total nonperforming loans	918%	1,038%	419%
Nonperforming loans as a percent of loans held for investment	0.22	0.20	0.10
Nonperforming assets as a percent of total assets	0.15	0.14	0.08
Classified loans to total loans held for investment	0.97	1.02	0.52
Classified assets to total assets	0.65	0.69	0.39
Net loan charge-offs for the quarter ended	$6,406	$4,470	$2,318
Net loan charge-offs for quarter to average total loans, net	0.05%	0.03%	0.03%
Allowance for credit losses to loans held for investment	2.02	2.10	0.41
Loans modified under CARES Act	$79,465	$118,298	$—
Loans modified under CARES Act as a percent of loans held for investment	0.60%	0.88%	—%
Delinquent Loans:
30 - 59 days	$1,269	$7,084	$2,104
60 - 89 days	57	1,086	10,559
90+ days	11,996	21,206	6,439
Total delinquency	$13,322	$29,376	$19,102
Delinquency as a percent of loans held for investment	0.10%	0.22%	0.22%
______________________________
(1) Includes substandard loans and other real estate owned.

Investment Securities

Investment securities available-for-sale totaled $3.93 billion at December 31, 2020, an increase of $330.4 million from September 30, 2020, and an increase of $2.56 billion from December 31, 2019. The increase as compared to the third quarter of 2020 was primarily the result of purchases of $637.8 million as the company deployed its excess liquidity, and a mark-to-market fair value adjustment increase of $24.4 million, partially offset by sales of $202.6 million and total principal payments, amortization, and redemptions of $129.5 million. The increase compared to the same period last year was primarily the result of $2.72 billion in purchases, $829.9 million acquired from Opus, and a $54.3 million in mark-to-market fair value adjustments, partially offset by $752.6 million in sales and $298.4 million in principal payments, amortization, and redemptions. The Company’s assessment of held-to-maturity and available-for-sale investment securities indicated that no ACL was required as of January 1, 2020 or December 31, 2020.

Deposits

At December 31, 2020, deposits totaled $16.21 billion, a decrease of $116.6 million from September 30, 2020, and an increase of $7.32 billion from December 31, 2019. At December 31, 2020, non-maturity deposits totaled $14.59 billion, a decrease of $25.0 million, or 0.2%, from September 30, 2020 and an increase of $6.74 billion, or 85.8%, from December 31, 2019. During the fourth quarter of 2020, deposit decreases included $115.7 million in money market/savings deposits, $70.5 million in retail certificates of deposits, $24.7 million in interest checking, and $21.1 million in brokered certificates of deposits, partially offset by a $115.4 million increase in noninterest-bearing deposits compared to the third quarter of 2020. The increase in deposits from December 31, 2019 was primarily due to the acquisition of Opus.

The weighted average cost of deposits for the fourth quarter of 2020 was 0.14%, including the favorable impact of the acquired certificates of deposit mark-to-market amortization, compared with 0.20% for the third quarter of 2020 and 0.58% for the fourth quarter of 2019. The decrease in the weighted average cost of deposits for the fourth quarter of 2020 compared to the third quarter of 2020 was principally driven by lower pricing across all deposit product categories, and higher average noninterest-bearing deposits.

The end of period weighted average rate of deposits at December 31, 2020 was 0.18%.

	December 31,	September 30,	December 31,
	2020	2020	2019
Deposit Accounts	(Dollars in thousands)
Noninterest-bearing checking	$6,011,106	$5,895,744	$3,857,660
Interest-bearing:
Checking	2,913,260	2,937,910	586,019
Money market/savings	5,662,969	5,778,688	3,406,988
Retail certificates of deposit	1,471,512	1,542,029	973,465
Wholesale/brokered certificates of deposit	155,330	176,436	74,377
Total interest-bearing	10,203,071	10,435,063	5,040,849
Total deposits	$16,214,177	$16,330,807	$8,898,509

Cost of deposits	0.14%	0.20%	0.58%
Noninterest-bearing deposits as a percent of total deposits	37.1	36.1	43.4
Non-maturity deposits as a percent of total deposits	90.0	89.5	88.2
Core deposits to total deposits (1)	94.9	96.0	93.7
______________________________
(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At December 31, 2020, total borrowings amounted to $532.5 million, a decrease of $9.9 million from September 30, 2020 and a decrease of $199.7 million from December 31, 2019. Total borrowings at December 31, 2020 included $31.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) advances and $501.5 million of subordinated debt. At December 31, 2020, total borrowings represented 2.7% of total assets, compared to 2.7% and 6.2% as of September 30, 2020 and December 31, 2019, respectively. The decrease in borrowings at December 31, 2020 as compared to September 30, 2020 was primarily due to decreases in FHLB advances. The decrease in borrowings at December 31, 2020 as compared to December 31, 2019 was primarily due to lower FHLB advances, partially offset by the issuance in June 2020 of $150 million in aggregate principal amount of the Company's 5.375% Fixed-to-Floating Rate Subordinated Notes due June 15, 2030, as well as the $135 million aggregate principal amount of subordinated notes assumed by the Bank in connection with the acquisition of Opus in the second quarter of 2020.

Capital Ratios

At December 31, 2020, our ratio of tangible common equity to total assets was 9.40%, compared with
9.01% in the prior quarter and 10.30% at December 31, 2019, and our tangible book value per share was $18.65, compared to $18.01 at September 30, 2020 and $18.84 at December 31, 2019.

The Company implemented the CECL model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. At December 31, 2020, the Company exceeded all regulatory minimum capital adequacy requirements, inclusive of the fully phased-in capital conservation buffer, with a tier 1 leverage capital ratio of 9.47%, common equity tier 1 risk-based capital ratio of 12.04%, tier 1 risk-based capital ratio of 12.04% and total risk-based capital ratio of 16.31%.

At December 31, 2020, the Bank exceeded all regulatory capital requirements with a tier 1 leverage capital ratio of 10.89%, common equity tier 1 risk-based capital ratio of 13.84%, tier 1 risk-based capital ratio of 13.84%, and total risk-based capital of 15.89%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio, and 10.00% for total capital ratio and exceeded the minimum capital ratio levels inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively.

	December 31,	September 30,	December 31,
Capital Ratios	2020	2020	2019
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.47%	9.09%	10.54%
Common equity tier 1 risk-based capital ratio (1)	12.04	11.79	11.35
Tier 1 risk-based capital ratio (1)	12.04	11.79	11.42
Total risk-based capital ratio (1)	16.31	16.11	13.81
Tangible common equity ratio (2)	9.40	9.01	10.30

Pacific Premier Bank
Tier 1 leverage ratio	10.89%	10.33%	12.39%
Common equity tier 1 risk-based capital ratio (1)	13.84	13.40	13.43
Tier 1 risk-based capital ratio (1)	13.84	13.40	13.43
Total risk-based capital ratio (1)	15.89	15.48	13.83

Share Data
Book value per share	$29.07	$28.48	$33.82
Tangible book value per share (2)	18.65	18.01	18.84
Common equity dividend per share	0.28	0.25	0.22
Closing stock price (3)	31.33	20.14	32.60
Shares issued and outstanding (3)	94,483,136	94,375,521	59,506,057
Market Capitalization (3)(4)	$2,960,157	$1,900,723	$1,939,897
______________________________
(1) The Company's and the Bank's common equity tier 1 risk-based capital ratios, tier 1 risk-based capital ratios, and total risk-based capital ratios as of September 30, 2020 reflect the reclassification of $502.6 million of cash and due from banks as of September 30, 2020 to interest-bearing deposits with financial institutions as of that same date. This reclassification resulted in increases in each of these ratios as of September 30, 2020 from what was previously reported.
(2) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.
(3) As of the last trading day prior to period end.
(4) Dollars in thousands.

Dividend and Stock Repurchase Program

    On January 21, 2021, the Company's Board of Directors declared a $0.30 per share dividend, payable on February 12, 2021 to shareholders of record on February 5, 2021. This represents a $0.02 per share, or 7% increase, compared to the prior quarter’s quarterly dividend rate.

On January 11, 2020, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase up to 4,725,000 shares of its common stock, representing approximately 5% of the Company’s issued and outstanding shares of common stock and approximately $150 million of common stock as of December 31, 2020 based on the closing price of the Company’s common stock on December 31, 2020. The stock repurchase program may be limited or terminated at any time without notice. The new stock repurchase program replaces and supersedes the previous $100 million stock repurchase program approved by the Board in December 2019, which the Company announced was suspended indefinitely in March 2020. The Company had not repurchased any shares of common stock under the previous stock repurchase program.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 26, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through February 2, 2021 at (877) 344-7529, access code 10150509.

About Pacific Premier Bancorp, Inc.

    Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $20 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $16 billion of assets under custody and approximately 44,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners' Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING COMMENTS

    The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of acquisitions we have made or may make.

    Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and given its ongoing and dynamic nature, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the expected discontinuation of LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue our newly approved stock repurchase program or reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to such program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2019 Annual Report on Form 10-K and quarterly report on Form 10-Q for the period ended March 31, 2020, June 30, 2020, and September 30, 2020 filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

    The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Brett Villaume
Senior Vice President and Director of Investor Relations
(949) 553-9042

(PPBI-ER)

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ASSETS
Cash and cash equivalents	$880,766	$1,103,077	$1,341,730	$534,032	$326,850
Interest-bearing time deposits with financial institutions	2,845	2,845	2,845	2,708	2,708
Investments held to maturity, at amortized cost	23,732	27,980	32,557	34,553	37,838
Investment securities available for sale, at fair value	3,931,115	3,600,731	2,336,066	1,337,761	1,368,384
FHLB, FRB and other stock, at cost	117,055	116,819	94,658	92,858	93,061
Loans held for sale, at lower of cost or fair value	601	1,032	1,007	111	1,672
Loans held for investment	13,236,433	13,450,840	15,082,884	8,754,869	8,722,311
Allowance for credit losses	(268,018)	(282,503)	(282,271)	(115,422)	(35,698)
Loans held for investment, net	12,968,415	13,168,337	14,800,613	8,639,447	8,686,613
Accrued interest receivable	74,574	73,112	78,408	38,294	39,442
Other real estate owned	—	334	386	441	441
Premises and equipment	78,884	80,326	76,542	61,615	59,001
Deferred income taxes, net	89,056	108,050	105,859	15,249	—
Bank owned life insurance	292,564	290,875	305,901	113,461	113,376
Intangible assets	85,507	90,012	94,550	79,349	83,312
Goodwill	898,569	898,434	901,166	808,322	808,322
Other assets	292,861	282,276	344,786	218,008	154,992
Total assets	$19,736,544	$19,844,240	$20,517,074	$11,976,209	$11,776,012
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$6,011,106	$5,895,744	$5,899,442	$3,943,260	$3,857,660
Interest-bearing:
Checking	2,913,260	2,937,910	3,098,454	577,966	586,019
Money market/savings	5,662,969	5,778,688	6,060,031	3,499,305	3,406,988
Retail certificates of deposit	1,471,512	1,542,029	1,651,976	897,680	973,465
Wholesale/brokered certificates of deposit	155,330	176,436	266,790	174,861	74,377
Total interest-bearing	10,203,071	10,435,063	11,077,251	5,149,812	5,040,849
Total deposits	16,214,177	16,330,807	16,976,693	9,093,072	8,898,509
FHLB advances and other borrowings	31,000	41,000	41,006	521,017	517,026
Subordinated debentures	501,511	501,443	501,375	215,269	215,145
Deferred income taxes, net	—	—	—	—	1,371
Accrued expenses and other liabilities	243,207	282,905	343,353	143,934	131,367
Total liabilities	16,989,895	17,156,155	17,862,427	9,973,292	9,763,418
STOCKHOLDERS’ EQUITY
Common stock	931	930	930	586	586
Additional paid-in capital	2,354,871	2,351,532	2,348,415	1,596,680	1,594,434
Retained earnings	330,555	289,960	247,078	361,242	396,051
Accumulated other comprehensive income (loss)	60,292	45,663	58,224	44,409	21,523
Total stockholders' equity	2,746,649	2,688,085	2,654,647	2,002,917	2,012,594
Total liabilities and stockholders' equity	$19,736,544	$19,844,240	$20,517,074	$11,976,209	$11,776,012

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
INTEREST INCOME
Loans	$163,499	$167,455	$119,353	$577,558	$485,663
Investment securities and other interest-earning assets	17,325	14,536	10,493	53,168	40,444
Total interest income	180,824	181,991	129,846	630,726	526,107
INTEREST EXPENSE
Deposits	5,685	8,509	13,144	34,336	58,297
FHLB advances and other borrowings	121	113	730	1,532	9,829
Subordinated debentures	6,820	6,823	3,053	20,647	10,680
Total interest expense	12,626	15,445	16,927	56,515	78,806
Net interest income before provision for credit losses	168,198	166,546	112,919	574,211	447,301
Provision for credit losses	1,517	4,210	2,297	191,816	5,719
Net interest income after provision for credit losses	166,681	162,336	110,622	382,395	441,582
NONINTEREST INCOME
Loan servicing income	633	481	487	2,028	1,840
Service charges on deposit accounts	2,005	1,593	1,558	6,712	5,769
Other service fee income	459	487	359	1,554	1,438
Debit card interchange fee income	777	944	367	2,526	3,004
Earnings on BOLI	2,240	2,270	864	7,160	3,486
Net gain from sales of loans	328	9,542	1,698	8,609	6,642
Net gain from sales of investment securities	5,002	1,141	3,671	13,882	8,571
Trust custodial account fees	7,296	6,960	—	16,653	—
Other income	4,454	3,340	797	12,201	4,486
Total noninterest income	23,194	26,758	9,801	71,325	35,236
NONINTEREST EXPENSE
Compensation and benefits	52,044	51,021	36,409	180,452	139,187
Premises and occupancy	13,268	12,373	8,113	43,296	30,758
Data processing	5,990	6,783	3,241	20,491	12,301
Other real estate owned operations, net	(5)	(17)	31	1	160
FDIC insurance premiums	1,213	1,145	(766)	3,571	764
Legal and professional services	4,305	5,108	3,268	15,633	12,869
Marketing expense	1,442	1,718	1,713	5,891	6,402
Office expense	2,191	2,389	1,105	7,216	4,826
Loan expense	1,084	802	1,064	3,531	4,079
Deposit expense	5,026	4,728	4,537	19,700	15,266
Merger-related expense	5,071	2,988	—	49,129	656
Amortization of intangible assets	4,505	4,538	4,247	17,072	17,245
Other expense	3,805	5,003	3,254	15,136	14,552
Total noninterest expense	99,939	98,579	66,216	381,119	259,065
Net income before income taxes	89,936	90,515	54,207	72,601	217,753
Income tax	22,800	23,949	13,109	12,250	58,035
Net income	$67,136	$66,566	$41,098	$60,351	$159,718
EARNINGS PER SHARE
Basic	$0.71	$0.71	$0.69	$0.75	$2.62
Diluted	0.71	0.70	0.69	0.75	2.60
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,568,994	93,529,967	58,816,352	79,209,560	60,339,714
Diluted	93,969,188	93,719,167	59,182,054	79,506,274	60,692,281

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$1,239,035	$286	0.09%	$1,388,897	$305	0.09%	$201,161	$283	0.56%
Investment securities	3,964,592	17,039	1.72	3,283,840	14,231	1.73	1,445,158	10,210	2.83
Loans receivable, net (1) (2)	13,315,810	163,499	4.88	14,034,868	167,455	4.75	8,700,690	119,353	5.44
Total interest-earning assets	18,519,437	180,824	3.88	18,707,605	181,991	3.87	10,347,009	129,846	4.98
Noninterest-earning assets	1,540,456			1,659,156			1,230,083
Total assets	$20,059,893			$20,366,761			$11,577,092
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$2,971,983	$652	0.09%	$3,001,738	$1,191	0.16%	$563,357	$643	0.45%
Money market	5,368,054	3,296	0.24	5,490,541	4,855	0.35	3,184,267	6,704	0.84
Savings	360,148	86	0.09	357,768	109	0.12	236,970	101	0.17
Retail certificates of deposit	1,507,959	1,413	0.37	1,587,712	1,857	0.47	998,594	4,272	1.70
Wholesale/brokered certificates of deposit	176,085	238	0.54	265,672	497	0.74	233,470	1,424	2.42
Total interest-bearing deposits	10,384,229	5,685	0.22	10,703,431	8,509	0.32	5,216,658	13,144	1.00
FHLB advances and other borrowings	37,560	121	1.28	41,041	113	1.10	153,333	730	1.89
Subordinated debentures	501,461	6,820	5.44	501,396	6,823	5.44	215,250	3,053	5.67
Total borrowings	539,021	6,941	5.12	542,437	6,936	5.09	368,583	3,783	4.07
Total interest-bearing liabilities	10,923,250	12,626	0.46	11,245,868	15,445	0.55	5,585,241	16,927	1.20
Noninterest-bearing deposits	6,125,171			5,877,619			3,814,809
Other liabilities	300,963			553,407			172,227
Total liabilities	17,349,384			17,676,894			9,572,277
Stockholders' equity	2,710,509			2,689,867			2,004,815
Total liabilities and equity	$20,059,893			$20,366,761			$11,577,092
Net interest income		$168,198			$166,546			$112,919
Net interest margin (3)			3.61%			3.54%			4.33%
Cost of deposits			0.14			0.20			0.58
Cost of funds (4)			0.29			0.36			0.71
Ratio of interest-earning assets to interest-bearing liabilities			169.54			166.35			185.26
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $11.0 million, $12.2 million, and $5.8 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$2,675,085	$2,707,930	$2,783,692	$2,040,198	$2,070,141
Multifamily	5,171,356	5,142,069	5,225,557	1,625,682	1,575,726
Construction and land	321,993	337,872	357,426	377,525	438,786
SBA secured by real estate (1)	57,331	57,610	59,482	61,665	68,431
Total investor loans secured by real estate	8,225,765	8,245,481	8,426,157	4,105,070	4,153,084
Business loans secured by real estate (2)
CRE owner-occupied	2,114,050	2,119,788	2,170,154	1,887,632	1,846,554
Franchise real estate secured	347,932	359,329	364,647	371,428	353,240
SBA secured by real estate (3)	79,595	84,126	85,542	83,640	88,381
Total business loans secured by real estate	2,541,577	2,563,243	2,620,343	2,342,700	2,288,175
Commercial loans (4)
Commercial and industrial	1,768,834	1,820,995	2,051,313	1,458,969	1,393,270
Franchise non-real estate secured	444,797	515,980	523,755	547,793	564,357
SBA non-real estate secured	15,957	16,748	21,057	16,265	17,426
SBA PPP	—	—	1,128,780	—	—
Total commercial loans	2,229,588	2,353,723	3,724,905	2,023,027	1,975,053
Retail loans
Single family residential (5)	232,574	243,359	265,170	237,180	255,024
Consumer	6,929	45,034	46,309	46,892	50,975
Total retail loans	239,503	288,393	311,479	284,072	305,999
Gross loans held for investment (6)	13,236,433	13,450,840	15,082,884	8,754,869	8,722,311
Allowance for credit losses for loans held for investment (7)	(268,018)	(282,503)	(282,271)	(115,422)	(35,698)
Loans held for investment, net	$12,968,415	$13,168,337	$14,800,613	$8,639,447	$8,686,613

Loans held for sale, at lower of cost or fair value	$601	$1,032	$1,007	$111	$1,672
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $113.8 million, $126.3 million, and $40.7 million as of December 31, 2020, September 30, 2020, and December 31, 2019 respectively.
(7) The allowance for credit losses as of December 31, 2019 was accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Asset Quality
Nonperforming loans	$29,209	$27,214	$33,825	$20,610	$8,527
Other real estate owned	—	334	386	441	441
Nonperforming assets	$29,209	$27,548	$34,211	$21,051	$8,968

Total classified assets (1)	$128,332	$137,042	$90,334	$54,586	$45,387
Allowance for credit losses	268,018	282,503	282,271	115,422	35,698
Allowance for credit losses as a percent of total nonperforming loans	918%	1,038%	835%	560%	419%
Nonperforming loans as a percent of loans held for investment	0.22	0.20	0.22	0.24	0.10
Nonperforming assets as a percent of total assets	0.15	0.14	0.17	0.18	0.08
Classified loans to total loans held for investment	0.97	1.02	0.60	0.62	0.52
Classified assets to total assets	0.65	0.69	0.44	0.46	0.39
Net loan charge-offs for the quarter ended	$6,406	$4,470	$4,650	$1,344	$2,318
Net loan charge-offs for the quarter to average total loans	0.05%	0.03%	0.04%	0.02%	0.03%
Allowance for credit losses to loans held for investment (2)	2.02	2.10	1.87	1.32	0.41
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.02	2.10	2.02	1.32	0.41
Loans modified under CARES Act	$79,465	$118,298	$2,244,974	$—	$—
Loans modified under CARES Act as a percent of loans held for investment	0.60%	0.88%	14.88%	—%	—%
Delinquent Loans:
30 - 59 days	$1,269	$7,084	$6,248	$8,285	$2,104
60 - 89 days	57	1,086	4,133	1,502	10,559
90+ days	11,996	21,206	27,807	19,084	6,439
Total delinquency	$13,322	$29,376	$38,188	$28,871	$19,102
Delinquency as a percent of loans held for investment	0.10%	0.22%	0.25%	0.33%	0.22%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At December 31, 2020, 55% of loans held for investment include an aggregate fair value net discount of $113.8 million, or 0.85% of loans held for investment. At September 30, 2020, 58% of loans held for investment include an aggregate fair value net discount of $126.3 million, or 0.93% of loans held for investment. At December 31, 2019, 37% of loans held for investment include an aggregate fair value net discount of $40.7 million, or 0.46% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)

	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
	(Dollars in thousands)
December 31, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,792	$—	$—	$—	$2,792	$2,792
SBA secured by real estate (2)	1,257	—	—	—	1,257	1,257
Total investor loans secured by real estate	4,049	—	—	—	4,049	4,049
Business loans secured by real estate (3)
CRE owner-occupied	6,083	—	—	—	6,083	6,083
SBA secured by real estate (4)	1,143	—	—	—	1,143	1,143
Total business loans secured by real estate	7,226	—	—	—	7,226	7,226
Commercial loans (5)
Commercial and industrial	2,040	—	1,934	126	3,974	2,733
Franchise non-real estate secured	—	—	13,238	—	13,238	13,238
SBA not secured by real estate	707	—	—	—	707	707
Total commercial loans	2,747	—	15,172	126	17,919	16,678
Retail Loans
Single family residential (6)	15	—	—	—	15	15
Total retail loans	15	—	—	—	15	15
Totals nonaccrual loans	$14,037	$—	$15,172	$126	$29,209	$27,968
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS

		Days Past Due
	Current	30-59	60-89	90+	Total
	(Dollars in thousands)
December 31, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,674,328	$—	$—	$757	$2,675,085
Multifamily	5,171,355	1	—	—	5,171,356
Construction and land	321,993	—	—	—	321,993
SBA secured by real estate (1)	56,074	—	—	1,257	57,331
Total investor loans secured by real estate	8,223,750	1	—	2,014	8,225,765
Business loans secured by real estate (2)
CRE owner-occupied	2,108,746	—	—	5,304	2,114,050
Franchise real estate secured	347,932	—	—	—	347,932
SBA secured by real estate (3)	78,036	486	—	1,073	79,595
Total business loans secured by real estate	2,534,714	486	—	6,377	2,541,577
Commercial loans (4)
Commercial and industrial	1,765,451	428	57	2,898	1,768,834
Franchise non-real estate secured	444,797	—	—	—	444,797
SBA not secured by real estate	14,912	338	—	707	15,957
Total commercial loans	2,225,160	766	57	3,605	2,229,588
Retail loans
Single family residential (5)	232,559	15	—	—	232,574
Consumer loans	6,928	1	—	—	6,929
Total retail loans	239,487	16	—	—	239,503
Total loans	$13,223,111	$1,269	$57	$11,996	$13,236,433
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES

	Pass	Special Mention	Substandard	Total Gross Loans
	(Dollars in thousands)
December 31, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,617,655	$39,360	$18,070	$2,675,085
Multifamily	5,156,988	13,037	1,331	5,171,356
Construction and land	321,993	—	—	321,993
SBA secured by real estate (1)	44,754	4,366	8,211	57,331
Total investor loans secured by real estate	8,141,390	56,763	27,612	8,225,765
Business loans secured by real estate (2)
CRE owner-occupied	2,072,545	26,263	15,242	2,114,050
Franchise real estate secured	340,784	5,180	1,968	347,932
SBA secured by real estate (3)	71,668	1,337	6,590	79,595
Total business loans secured by real estate	2,484,997	32,780	23,800	2,541,577
Commercial loans (4)
Commercial and industrial	1,701,772	22,741	44,321	1,768,834
Franchise non-real estate secured	402,737	12,335	29,725	444,797
SBA not secured by real estate	12,214	1,574	2,169	15,957
Total commercial loans	2,116,723	36,650	76,215	2,229,588
Retail loans
Single family residential (5)	231,917	—	657	232,574
Consumer loans	6,881	—	48	6,929
Total retail loans	238,798	—	705	239,503
Total loans	$12,981,908	$126,193	$128,332	$13,236,433
_____________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. We further exclude merger-related expense and the related tax impact to arrive at return on average tangible common equity excluding merger-related expense. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.
	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Net income	$67,136	$66,566	$41,098
Plus: amortization of intangible assets expense	4,505	4,538	4,247
Less: amortization of intangible assets expense tax adjustment	1,288	1,301	1,218
Net income for average tangible common equity	70,353	69,803	44,127
Plus: merger-related expense	5,071	2,988	—
Less: merger-related expense tax adjustment	1,450	857	—
Net income for average tangible common equity excluding merger-related expense	$73,974	$71,934	$44,127

Average stockholders' equity	$2,710,509	$2,689,867	$2,004,815
Less: average intangible assets	88,216	92,768	85,901
Less: average goodwill	898,436	898,430	808,322
Average tangible common equity	$1,723,857	$1,698,669	$1,110,592

Return on average equity	9.91%	9.90%	8.20%
Return on average tangible common equity	16.32%	16.44%	15.89%
Return on average tangible common equity excluding merger-related expense	17.16%	16.94%	15.89%

For periods presented below, return on average assets excluding merger-related expense is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding merger-related expense and the related tax impact from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.
	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Net income	$67,136	$66,566	$41,098
Plus: merger-related expense	5,071	2,988	—
Less: merger-related expense tax adjustment	1,450	857	—
Net income for average assets excluding merger-related expense	$70,757	$68,697	$41,098

Average assets	$20,059,893	$20,366,761	$11,577,092

Return on average average	1.34%	1.31%	1.42%
Return on average average excluding merger-related expense	1.41%	1.35%	1.42%

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax, provision for credit losses, and merger-related expenses from the net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Interest income	$180,824	$181,991	$129,846
Interest expense	12,626	15,445	16,927
Net interest income	168,198	166,546	112,919
Noninterest income	23,194	26,758	9,801
Revenue	191,392	193,304	122,720
Noninterest expense	99,939	98,579	66,216
Plus: merger-related expense	5,071	2,988	—
Pre-provision net revenue	96,524	97,713	56,504
Pre-provision net revenue (annualized)	$386,096	$390,852	$226,016

Average assets	$20,059,893	$20,366,761	$11,577,092

Pre-provision net revenue on average assets	0.48%	0.48%	0.49%
Pre-provision net revenue on average assets (annualized)	1.92%	1.92%	1.95%

Noninterest expense (excluding merger-related expense) as a percent of average assets is non-GAAP financial measure derived from GAAP-based amounts. We calculate the noninterest expense (excluding merger-related expense) as a percent of average assets by excluding merger-related expenses from the noninterest expense and dividing by average assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Noninterest expense	$99,939	$98,579	$66,216
Less: merger-related expense	5,071	2,988	—
Noninterest expense excluding merger-related expense	94,868	95,591	66,216

Average assets	$20,059,893	$20,366,761	$11,577,092

Noninterest expense as a percent of average assets (annualized)	1.99%	1.94%	2.29%
Noninterest expense excluding merger-related expense as a percent of average assets (annualized)	1.89%	1.88%	2.29%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Total stockholders' equity	$2,746,649	$2,688,085	$2,654,647	$2,002,917	$2,012,594
Less: intangible assets	984,076	988,446	995,716	887,671	891,634
Tangible common equity	$1,762,573	$1,699,639	$1,658,931	$1,115,246	$1,120,960

Book value per share	$29.07	$28.48	$28.14	$33.40	$33.82
Less: intangible book value per share	10.42	10.47	10.56	14.80	14.98
Tangible book value per share	$18.65	$18.01	$17.58	$18.60	$18.84

Total assets	$19,736,544	$19,844,240	$20,517,074	$11,976,209	$11,776,012
Less: intangible assets	984,076	988,446	995,716	887,671	891,634
Tangible assets	$18,752,468	$18,855,794	$19,521,358	$11,088,538	$10,884,378

Tangible common equity ratio	9.40%	9.01%	8.50%	10.06%	10.30%

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CDs, nonrecurring nonaccrual interest paid, and other one-time adjustments from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.
	Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
Net interest income	$168,198	$166,546	$112,919
Less: scheduled accretion income	4,911	6,858	2,030
Less: accelerated accretion income	6,120	5,338	3,798
Less: premium amortization on CD	2,358	2,968	72
Less: nonrecurring nonaccrual interest paid and other one-time adjustments	322	(275)	168
Core net interest income	154,487	151,657	106,851
Less: interest income on SBA PPP loans	—	838	—
Core net interest income excluding SBA PPP loans	$154,487	$150,819	$106,851

Average interest-earning assets	$18,519,437	$18,707,605	$10,347,009
Less: average SBA PPP loans	—	329,396	—
Average interest-earning assets excluding SBA PPP loans	$18,519,437	$18,378,209	$10,347,009

Net interest margin	3.61%	3.54%	4.33%
Core net interest margin	3.32%	3.23%	4.10%
Core net interest margin excluding SBA PPP loans	3.32%	3.26%	4.10%